EXHIBIT 99.1

Enterprise Products Partners L.P.
Reconciliation of Unaudited GAAP Financial Measures to Our Non-GAAP Financial Measures
(Dollars in thousands)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2003	2002	2003	2002
Reconciliation of Non-GAAP “Total Gross Operating Margin” to
GAAP “Operating Income”
Operating Income	$30,622	$68,325	$182,002	$107,022
Adjustments to derive Total Gross Operating Margin:
Depreciation and amortization in operating costs and expenses	28,259	24,292	83,761	58,491
Retained lease expense, net, in operating costs and expenses	2,273	2,274	6,820	6,852
Loss (gain) on sale of assets in operating costs and expenses	(35)	(6)	(67)	6
Selling, general and administrative costs	7,415	12,289	28,939	27,991

Total Gross Operating Margin	$68,534	$107,174	$301,455	$200,362

Reconciliation of Non-GAAP “Distributable Cash Flow” to GAAP
“Net Income” and GAAP “Operating Activities Cash Flows”
Net income	$(3,261)	$34,850	$70,349	$39,967
Adjustments to derive Distributable Cash Flow:
Leases paid by EPCO, net (excluding minority interest portion)	2,250	2,248	6,752	6,782
Minority interest in leases paid by EPCO	23	26	68	70
Equity in income of unconsolidated affiliates	18,040	(5,963)	16,647	(22,258)
Distributions received from unconsolidated affiliates	4,838	11,001	25,703	40,114
Loss (gain) on sale of assets	(35)	(6)	(67)	6
Proceeds from sale of assets	69	6	177	18
Sustaining capital expenditures	(9,436)	(2,610)	(14,958)	(4,374)
Changes in fair market value of financial instruments	(2)	(6,872)	(25)	12,830
Amortization in interest expense	322	3,227	12,237	4,363
Other depreciation and amortization	28,293	24,331	83,844	58,544
Other	446	380	(742)	410

Distributable Cash Flow	41,547	60,618	199,985	136,472

Reconciliation of “Distributable Cash Flow“ to
“Operating Activities Cash Flows“:
Sustaining capital expenditures	9,436	2,610	14,958	4,374
Deferred income tax expense	(1,282)	529	4,182	529
Proceeds from sale of assets	(69)	(6)	(177)	(18)
Minority interest in income (loss) not included in
calculation of Distributable Cash Flow	788	916	3,672	916
Minority interest of General Partner in Operating
Partnership’s allocation of leases paid by EPCO	(23)	(26)	(68)	(70)
Net effect of changes in operating accounts not already
included in calculation of Distributable Cash Flow	45,011	60,285	3,944	27,906
Other	128		2,073

Operating Activities Cash Flows	$95,536	$124,926	$228,569	$170,109